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                                                         Exhibit 5
                              BOSE McKINNEY & EVANS
                            2700 First Indiana Plaza
                          135 North Pennsylvania Street
                          Indianapolis, Indiana  46240
                                 (317) 684-5000


July 11, 1997

Duke Realty Investments, Inc.
8888 Keystone Crossing, Suite 1200
Indianapolis, Indiana  46240

Dear Sirs:

We are acting as counsel to Duke Realty Investments, Inc., an Indiana corporation (the "Company"), in connection with the shelf registration by the Company of shares of the Company's preferred stock ("Preferred Stock") represented by depositary shares pursuant to a Registration Statement, file no. 333-04695 (the "Registration Statement"), on Form S-3 under the Securities Act of 1933, as amended. The Company has filed a prospectus supplement (the "Prospectus Supplement") relating to the offering of 3,000,000 depositary shares (the "Depositary Shares"), each representing 1/10 of a 7.99% Series B Cumulative Step-Up Premium Rate Preferred Share (the "Series B Preferred Shares"). This opinion letter is supplemental to the opinion letter filed as Exhibit 5 to the Registration Statement, as amended.

We have examined photostatic copies of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, the amendment (the "Designating Amendment") pursuant to which the terms of the 7.99% Series B Cumulative Step-Up Premium Rate Preferred Shares will be issued, the Deposit Agreement pursuant to which the Depositary Shares will be issued and such other documents and instruments as we have deemed necessary to enable us to render the opinion set forth below. We have assumed the conformity to the originals of all documents submitted to us as photostatic copies, the authenticity of the originals of such documents, and the genuineness of all signatures appearing thereon. As to various questions of fact material to our opinions, we have relied upon certificates of, or communications with, officers of the Company.

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Duke Realty Investments, Inc.
July 11, 1997
Page 2


Based upon and subject to the foregoing, it is our opinion that:

(1) The Series B Preferred Shares and the representation of such Series B Preferred Shares by the Depositary Shares have been duly authorized by all necessary corporate action of the Company.

(2) When (a) the applicable provisions of the Securities Act of 1933 and such state "blue sky" or securities laws as may be applicable have been complied with, (b) the Company has duly filed with the Indiana Secretary of State the Designating Amendment establishing the preferences, limitations and relative voting and other rights of the Series B Preferred Shares prior to issuance thereof and (c) the Series B Preferred Shares and the Depositary Shares have been issued, delivered, and paid for, such Series B Preferred Shares and Depositary Shares will be legally issued, fully paid, and nonassessable.

We do not hold ourselves out as being conversant with the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Indiana and, therefore, this opinion is limited to the laws of those jurisdictions.

No person or entity other than you may rely or claim reliance upon this opinion. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion with Form 8-K and to the incorporation by reference of this opinion as an exhibit to the Registration Statement and any registration statement filed under Rule 462(b) relating to such Registration Statement.

Very truly yours,

/s/ Bose McKinney & Evans